Exhibit 4.01

WAIVER AND AMENDMENT NO. 23 TO AMENDED AND RESTATED COMMERCIAL LOAN AND SECURITY AGREEMENT

This WAIVER AND AMENDMENT NO. 23 TO AMENDED AND RESTATED COMMERCIAL LOAN AND SECURITY AGREEMENT (this “Agreement”) is made as of the 31st day of March, 2013, by and among TRANS-LUX CORPORATION, a Delaware corporation, with its chief executive office and principal place of business located at 26 Pearl Street, Norwalk, Connecticut 06850 (“Borrower”), each of the other corporations signatory hereto as guarantors (collectively, the “Guarantors”), and PEOPLE’S UNITED BANK (formerly known as People’s Bank), a Connecticut chartered banking corporation with an office located at 350 Bedford Street, Stamford, Connecticut 06901 (“Lender”).

W I T N E S S E T H:

WHEREAS, Lender has made certain loans (collectively, the “Loans”) to Borrower pursuant to a certain Amended and Restated Commercial Loan and Security Agreement dated as of December 23, 2004 (the “Original LSA”), as amended by a certain Amendment No.1 to Amended and Restated Commercial Loan and Security Agreement dated as of May 9, 2006, as further amended by a letter agreement dated November 16, 2006, as further amended by a letter agreement dated April 2, 2007, as further amended by a letter agreement dated May 17, 2007 as further amended by a certain Amendment No. 5 to Amended and Restated Commercial Loan and Security Agreement dated as of August 9, 2007, as further amended by a letter agreement dated March 24, 2008, as further amended by a letter agreement dated March 27, 2008, as further amended by a certain Amendment No. 8 to Amended and Restated Commercial Loan and Security Agreement dated as of May 20, 2008, as further amended by a certain Amendment No. 9 to Amended and Restated Commercial Loan and Security Agreement dated as of July 16, 2008, as further amended by a letter agreement dated August 13, 2008, as further amended by a letter agreement dated November 14, 2008, as further amended by a letter agreement dated November 20, 2008, as further amended by a certain Amendment No. 13 to Amended and Restated Commercial Loan and Security Agreement and Waiver Agreement dated as of September 4, 2009, as further amended by a certain  Amendment No. 14 to Amended and Restated Commercial Loan and Security Agreement and Waiver Agreement dated as of April 2, 2010, as further amended by a certain Amendment No. 15 to Amended and Restated Commercial Loan and Security Agreement and Waiver Agreement dated as of August 1, 2010, as further amended by a certain, as further amended by a certain Amendment No. 16 to Amended and Restated Commercial Loan and Security Agreement and Waiver Agreement dated as of May 1, 2011, as further amended by a certain Amendment No. 17 to Amended and Restated Commercial Loan and Security Agreement and Consent Agreement dated as of June 15, 2011, as further amended by a certain Amendment No. 18 to Amended and Restated Commercial Loan and Security Agreement and Note Amendment dated as of November 1, 2011, as further amended by certain letter agreements dated November 14, 2011 and December 1, 2011, as further amended by a certain Waiver and Amendment No. 19 to Amended and Restated Commercial Loan and Security Agreement dated as of December 31, 2011, as further amended by a certain Amendment No. 20 to Amended and Restated Loan and Security Agreement dated as of March 30, 2012, as further amended by a certain Waiver and Amendment No. 21 to Amended and Restated Loan and Security Agreement dated as of October 25, 2012, and as further amended by a certain Amendment No. 22 to Amended and Restated Commercial Loan and Security Agreement dated as of January 30, 2013  (collectively, the “Prior Amendments”);

WHEREAS, in addition to the Prior Amendments, the Original LSA was also amended by a letter agreement dated April 20, 2009, a letter agreement dated August 14, 2009, a letter agreement dated April 16, 2012, and a letter agreement dated May 21, 2012 (collectively, the “Letter Agreements”) (the Original LSA, as amended by the Prior Amendments and the Letter Agreements and as further amended from time to time, being hereinafter referred to as, the “LSA”);

WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the LSA;

WHEREAS, (a) the Guarantors (other than Trans-Lux Southwest Corporation and Trans-Lux Energy Corporation) have guaranteed all obligations of the Borrower to the Lender under the LSA and related Loan Documents pursuant to a certain Amended and Restated Unlimited Guaranty dated as of December 23, 2004 (as the same may be amended or reaffirmed from time to time, the “Original Guarantor Guaranty”); and (b) Trans-Lux Southwest Corporation and Trans-Lux Energy Corporation have guaranteed all obligations of the Borrower to the Lender under the LSA and related Loan Documents pursuant to a certain Unlimited Guaranty dated as of May 1, 2011 (as the same may be amended or reaffirmed from time to time, the “Additional Guarantor Guaranty” and together with the Original Guarantor Guaranty, the “Guaranty”);

WHEREAS, as security for its obligations to the Lender, including, without limitation, those arising under the LSA the Borrower has, among other things, granted to the Lender a lien on and security interest in all of its personal property assets pursuant to the LSA;

WHEREAS, as security for their respective obligations to the Lender under the Guaranty, each Secured Guarantor has granted to the Lender a lien on and security interest in all of its personal property assets pursuant to a certain Amended and Restated Guarantor Security Agreement dated as of December 23, 2004 (as the same may be amended or reaffirmed from time to time, the “Guarantor Security Agreement”);

WHEREAS, the Borrower has repaid the Converted Term Loan in full and, as of the date hereof, the only credit facilities available to the Borrower under the LSA are the Revolving Loan facility and the Letter of Credit sub-facility);

WHEREAS, on or about November 9, 2011, Trans-Lux Loveland Corporation merged into Trans-Lux Movie Operations Corporation with Trans-Lux Movie Operations Corporation being the surviving corporation;

WHEREAS, on December 15, 2011, Trans-Lux Real Estate Corporation, a Texas corporation and Trans-Lux Movie Operations Corporation, a Texas corporation were voluntarily dissolved;

WHEREAS, Borrower and the Guarantors (collectively, the “Obligors”) have requested Lender to: (a) extend the maturity date of the Revolving Loan to June 30, 2013; (b) waive a default of the minimum tangible net worth covenant; (c) waive a default resulting from the filing of liens against the Borrower by the PBGC in connection with certain unpaid contributions to the Borrower’s Retirement Pension Plan for Employees of Trans-Lux Corporation; (d) modify the minimum tangible net worth covenant; and (e) modify certain other provisions in the LSA; and

WHEREAS, Section 10.1 of the LSA provides that no modification or amendment of the Credit Agreement shall be effective unless the same shall be in writing and signed by the Lender and Borrower.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and each Obligor agree as follows:

1.

Acknowledgments, Affirmations and Representations and Warranties.

a.

The Obligors acknowledge, affirm, represent and warrant that:

(i)

All of the statements contained herein are true and correct and that each understands that the Lender is relying on the truth and completeness of such statements to enter into this Agreement.

(ii)

As of April 15, 2013, the Borrower is legally and validly indebted to the Lender by virtue of the Revolving Loan in the principal outstanding amount of $699,000, plus interest and fees accrued and accruing on each of the foregoing and costs and expenses of collection, including without limitation, attorneys' fees, relating thereto and there is no defense, offset or counterclaim with respect to any of the foregoing or independent claim or action against the Lender.

(iii)

Each Guarantor is legally and validly indebted to the Lender by virtue of the Guaranty and there is no defense, offset or counterclaim with respect thereto or independent claim or action against the Lender.

(iv)

The resolutions previously adopted by the Board of Directors of the Borrower and provided to the Lender have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect, except to the extent that they have been modified or supplemented to authorize this Agreement and the documents and transactions described herein.

(v)

The Borrower has the power and authority to enter into, and has taken all necessary corporate action to authorize, this Agreement and the transactions contemplated hereby and thereby.

(vi)

The resolutions previously adopted by the Board of Directors of each of the Guarantors and provided to the Lender have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect, except to the extent that they have been modified or supplemented to authorize this Agreement and the documents and transactions described herein.

(vii)

Each Guarantor has the power and authority to enter into, and has taken all necessary corporate action to authorize, this Agreement and the transactions contemplated hereby and thereby.

(viii)

All representations, warranties and covenants contained in, and schedules and exhibits to, the LSA, the Guaranty and the other Loan Documents are true and correct in all material respects on and as of the date hereof, are incorporated herein by reference and are hereby remade.

(ix)

After giving effect to the waivers set forth herein, no Default currently exists under the LSA, the Guaranty or any of the other Loan Documents and no condition exists which would constitute a default or an event of default (howsoever defined) under any of the Loan Documents but for the giving of notice or passage of time, or both.

(x)

The consummation of the transactions contemplated hereby is not prevented or limited by, nor does it conflict with or result in a breach of terms, conditions or provisions of the Borrower's or any Guarantor’s Certificate of Incorporation or Bylaws or any evidence of indebtedness, agreement or instrument of whatever nature to which the Borrower or any Guarantor is a party or by which it is bound, does not constitute a default under any of the foregoing and does not violate any federal, state or local law, regulation or order or any order of any court or agency which is binding upon the Borrower or any Guarantor.

2.

Amendment of LSA and other Loan Documents.

a.

Section 1.1 of the LSA entitled “Defined Terms” is hereby amended as follows:

(i)

by deleting the definition of “Maturity Date” set forth therein in its entirety and by substituting the following therefor:

“Maturity Date” means with respect to all outstanding Revolving Loans, June 30, 2013.

(ii)

by deleting the definition of “Revolving Loan Commitment” set forth therein in its entirety and by substituting the following therefor:

“Revolving Loan Commitment” means, after giving effect to the pay-downs and other transactions contemplated by the Waiver and Amendment No. 23 to Amended and Restated Commercial Loan and Security Agreement: (a) as of March 31, 2013 through and including May 9, 2013, an aggregate principal amount and Available Amount not to exceed at any time Six Hundred Twenty-Four Thousand Dollars ($624,000.00); (b) as of May 10, 2013 through and including June 9, 2013, an aggregate principal amount and Available Amount not to exceed at any time Five Hundred Ninety-Nine Thousand Dollars ($599,000.00); and (c) as of June 10, 2013 until the Maturity Date, an aggregate principal amount and Available Amount not to exceed at any time Five Hundred Seventy-Four Thousand Dollars ($574,000.00).

(iii)

by deleting the definition of “Termination Date” in its entirety and by substituting the following therefor:

“Termination Date” means with respect to the Revolving Loan Commitment, June 30, 2013.

b.

Section 7.2 of the LSA entitled “Minimum Tangible Net Worth” is hereby deleted in its entirety and the following is substituted therefor:

“Section 7.2  Minimum Tangible Net Worth.  Maintain at all times on and after January 1, 2013, Tangible Net Worth of not less than $2,500,000.”

c.

The Obligors and the Lender agree and acknowledge that the lien subordination letter agreement among the Pension Benefit Guaranty Corporation, the Lender and the Borrower shall constitute a “Loan Document” under and as defined in the LSA.

d.

The Obligors agree and acknowledge that, notwithstanding the extension of the Maturity Date or any amendments to the definitions of the Revolving Loan Commitment, the Termination Date or the Borrowing Base set forth herein: (i) the Borrower shall have no further ability to request, and the Lender shall have no further obligation or commitment to extend, further Revolving Loans, and (ii) the amounts of the Borrowing Base and the Revolving Loan Commitment, as amended hereby, are being established solely for the purpose of determining the maximum amount of Revolving Loans which are permitted to be outstanding.

e.

The Obligors agree and acknowledge that all payments, collections and other amounts due to or received by the Obligors shall be directed to and deposited in the Lockbox established by the Borrower with the Lender.

f.

Any reference in any of the Notes or any of the other Loan Documents to the Amended and Restated Commercial Loan and Security Agreement between the Borrower and the Lender dated as of December 23, 2004 (howsoever defined) shall be amended to refer to and mean the Original LSA, as amended by the Prior Amendments and Letter Agreements, and as further amended and modified by this Agreement.

3.

Waivers.

a.

The Obligors agree and acknowledge that the Borrower is in default of the minimum Tangible Net Worth covenant set forth in Section 7.2 of the LSA for the period ending December 31, 2012 (the “Financial Covenant Default”) and have requested the Lender to waive compliance of said minimum Tangible Net Worth covenant for such period. The Lender hereby agrees to waive the Financial Covenant Default for such period.

b.

 The Obligors also agree and acknowledge that: (i) the Pension Benefit Guaranty Corporation has filed certain Notices of Federal Lien Under IRC §412(n) and/or §430(k) against the Borrower (the “PBGC Liens”) relating to certain contributions which were due to the Borrower’s Retirement Pension Plan for Employees of Trans-Lux Corporation (the “Plan”) but which have not been paid (the “Unfunded Contributions”), (ii) the PBGC Liens do not constitute Permitted Encumbrances under the LSA or any other Loan Document, (iii) that the liability of the Borrower to the PBGC relating to the Unfunded Contributions is in excess of $250,000, and (iv) the existence of Unfunded Contributions and the filing of the PBGC Liens each constitutes an Event of Default under the LSA (collectively, the “PBGC Defaults” and together with the Financial Covenant Default, the “Covenant Defaults”). The Obligors have requested the Lender to waive such PBGC Defaults. Provided that the PBGC, the Lender and the Borrower shall have entered into a lien subordination agreement on or before April 12, 2013 which shall be in form and content satisfactory to the Lender (the “Lien Subordination Agreement”), the Lender hereby agrees to waive the PBGC Default but only as to PBGC Liens filed on or before January 15, 2013 and only with respect to Unfunded Contributions prior to January 15, 2013 which are not in excess of $1,579,922 (exclusive of accrued interest). For avoidance of doubt, the Obligors agree and acknowledge that: (a) the failure of the Borrower to make any contributions due on and after January 15, 2013 shall constitute an Event of Default under the LSA, (b) it shall constitute an Event of Default under the LSA should any PBGC Liens secure or purport to secure amounts in excess of $1,579,922, and (c) it shall constitute an Event of Default under the LSA should the Lien Subordination Agreement fail to be in full force and effect, or should the Lien Subordination Agreement be declared null and void, or should the validity or enforceability thereof be contested by the PBGC or the Borrower, or should the PBGC or the Borrower deny it has any further liability or obligation under the Lien Subordination Agreement or should the PBGC fail to perform any of its obligations under the Lien Subordination Agreement.

c.

The Obligors agree and acknowledge that the waivers of the Covenant Defaults specified above are one-time waivers (in the case of the Financial Covenant Default, for the period specifically specified above and, in the case of the PBGC Default, for Unfunded Contributions due prior to January 15, 2013 which do not exceed $1,579,922 (exclusive of accrued interest) and that the execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under the LSA or any of the other Loan Documents, nor constitute or be construed or interpreted, directly or by implication, as a waiver of or an amendment or modification to any other obligation of any Obligor to the Lender under the LSA or any of the other Loan Documents.

4.

Conditions to Effectiveness. The effectiveness of this Agreement is subject to the prior satisfaction of the following conditions precedent (the date of such satisfaction herein referred to as the “Amendment Effective Date”):

a.

The representations and warranties of the Obligors contained herein shall be true and correct in all material respects.

b.

There shall exist no Default or Event of Default.

c.

The Lender shall have received evidence satisfactory to the Lender that all requisite corporate and company action necessary for the valid execution, delivery and performance by each of the Obligors of this Agreement and all other instruments and documents delivered by the Obligors, or any one of them, in connection herewith has been taken.

d.

The Borrower shall permanently pay-down the outstanding Revolving Loans by an amount equal to $75,000 on or before April ___, 2013.

e.

The Borrower shall pay to the Lender an amendment and renewal fee equal to $20,000.00 (the “Amendment and Renewal Fee”).

5.

Effect of Amendment; Reaffirmation of Liens and other Obligations.  Lender and each Obligor hereby agree and acknowledge that (except as provided in this Agreement), the LSA, the Guaranty, the Notes and the other Loan Documents (together with all Schedules and Exhibits attached thereto) remain in full force and effect and have not been modified or amended in any respect, it being the intention of Lender and each Obligor that this Agreement and the LSA be read, construed and interpreted as one and the same instrument.  In addition, without limiting the generality of the foregoing: (i) the Borrower acknowledges, affirms and agrees that the Lender’s security interest in the Collateral shall continue to secure any and all of the Borrower's indebtedness to the Lender, including without limitation, the indebtedness arising under the LSA, as amended hereby; and (ii) each Guarantor acknowledges, affirms and agrees that (A) the Obligations of the Borrower to the Lender which have been guaranteed by such Guarantor include, without limitation the Loans, as modified hereby; and (B) each Secured Guarantor acknowledges, affirms and agrees that the Lender’s security interest in the Collateral (as defined in the Guarantor Security Agreement) shall continue to secure the payment and performance of all of its obligations and liabilities to the Lender arising under the Guaranty.

6.

Fees and Expenses. In addition to the Amendment and Renewal Fee, the Borrower agrees to pay all reasonable legal fees and expenses of Lender incurred in connection with the preparation, negotiation and execution of this Agreement.

7.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (except its conflicts of laws provisions).

8.

Counterparts.  This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which shall collectively constitute a single agreement, fully binding upon and enforceable against the parties hereto.

9.

Capitalized Terms.  All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the LSA.

10.

Benefit.  This Agreement shall inure to the benefit of and bind the parties hereto and their respective successors and assigns.

[NEXT PAGE IS A SIGNATURE PAGE]

IN WITNESS WHEREOF, Lender, Borrower and Guarantors have executed this Agreement as of the date first above written.

WITNESSES:

/s/ Kristin A. Kreuder

TRANS-LUX CORPORATION

/s/ Todd Dupee

By:

/s/ Jean-Marc Allain

Name:  Jean-Marc Allain

Its:  President and CEO

Duly Authorized

TRANS-LUX DISPLAY CORPORATION

TRANS-LUX MIDWEST CORPORATION

TRANS-LUX COMMERCIAL CORPORATION

(f/k/a Trans-Lux West Corporation)

TRANS-LUX SERVICE CORPORATION

TRANS-LUX MONTEZUMA CORPORATION

TRANS-LUX MULTIMEDIA CORPORATION

TRANS-LUX SOUTHWEST CORPORATION

TRANS-LUX ENERGY CORPORATION

/s/ Kristin A. Kreuder

/s/ Todd Dupee

By:

/s/ Jean-Marc Allain

Name:  Jean-Marc Allain

Its:  President and CEO

/s/ Michael E. Reis

PEOPLE’S UNITED BANK (formerly known as

People’s Bank)

/s/ Shelece Austin

By:

/s/ Sean McGrath

Name:

Sean McGrath

Its:  Vice President

Duly Authorized

[Signature Page to Waiver and Amendment No. 23 to Amended and Restated

Commercial Loan and Security Agreement]